UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013

Omnicare, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

1-8269	31-1001351
(Commission File Number)	(I.R.S. Employer Identification No.)

900 Omnicare Center 201 East 4th Street Cincinnati, Ohio 45202
(Address of Principal Executive Offices, Including Zip Code)

(513) 719-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On July 30, 2013, the Company entered into an amended and restated employment agreement with John L. Workman, its Chief Executive Officer. The term of the employment agreement became effective as of July 1, 2013 and will continue through December 31, 2014 (the “Term”). Mr. Workman will be entitled to an annual base salary of $800,000. Mr. Workman will be granted a short term incentive opportunity (the “Short Term Incentive”) with a target amount of $2,000,000 and a maximum amount of $4,000,000 based on achievement of performance goals over the Term. The performance goals will be determined by the compensation committee of the Company’s Board of Directors taking into account performance goals consistent with those under the Company’s 2013 Annual Incentive Plan for Senior Executive Officers (the “2013 AIP”) and such other goals as are determined by the committee. Mr. Workman will not be entitled to any other short or long term incentive awards during the Term (other than his award under the 2013 AIP).

Upon termination of employment by the Company without “cause” (as defined in the employment agreement) or by Mr. Workman following a material breach by the Company of the employment agreement, Mr. Workman will be entitled to: (i) continued payment of base salary for the remainder of the Term, (ii) payment of any previously earned but unpaid annual bonus, (iii) payment of the Short Term Incentive based upon the degree of achievement of the applicable performance goals at the end of the Term, (iv) full vesting of all restricted stock and stock options and pro rata vesting of performance restricted stock unit awards, (v) full vesting of nonqualified deferred compensation and (vi) continued health benefit coverage for up to 18 months. If Mr. Workman remains employed by the Company until the end of the Term, he will be entitled to the payments, vesting and benefits described in clauses (ii) through (vi) above.

In the event that any payments or benefits to Mr. Workman in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Workman on an after-tax basis. Mr. Workman will be subject to non-competition and non-solicitation covenants for 18 months following termination. Mr. Workman also will be reimbursed for reasonable legal expenses incurred in preparing and negotiating the amended and restated employment agreement, up to a maximum amount of $20,000.

On July 30, 2013, the Company also entered into an amended and restated employment agreement with Nitin Sahney, its President and Chief Operating Officer. The initial term of the agreement became effective as of July 1, 2013 and will end on December 31, 2014, and will be automatically extended for additional one year terms unless either party provides prior written notice of non-renewal. Mr. Sahney will be entitled to an annual base salary of $700,000, an annual bonus opportunity with a target of at least 125% of base salary, and long-term incentive awards on such terms as may be from time to time determined by the compensation committee consistent with awards granted to other senior executives.

In connection with his relocation to the Cincinnati, Ohio area, Mr. Sahney will be entitled to relocation benefits including (i) reimbursement of temporary living expenses for up to six (6) months (with a maximum of $5,000 per month), (ii) a lump sum payment of $20,000 for relocation expenses and (iii) the difference, if any, between the appraised value of his current primary residence and the sale price, subject to certain limitations.

Upon termination of employment by the Company without “cause” (as defined in his employment agreement) or by Mr. Sahney following a material breach by the Company of the employment agreement, Mr. Sahney will be entitled to: (i) one and one-half (1.5) times the sum of his base salary plus target bonus for the year of termination, payable ratably for 18 months, (ii) payment of any previously earned but unpaid annual bonus, (iii) a pro rata bonus for the year of termination, (iv) full vesting of all restricted stock and stock options granted prior to 2013 and pro rata vesting of performance restricted stock unit awards, (v) full vesting of nonqualified deferred compensation and (vi) continued health benefit coverage for up to 18 months. Upon termination of employment by the Company without “cause” (as defined in the employment agreement) or by Mr. Sahney following a material breach by the Company of the employment agreement within 24 months following a “change in control” (as defined in the employment agreement), Mr. Sahney will, in lieu of the payments and benefits described in the preceding sentence, be entitled to (i) a lump sum payment equal to two (2) times the sum of his base salary plus target bonus for the year of termination, (ii) payment of any previously earned but unpaid annual bonus, (iii) a pro rata bonus for the year of termination, (iv) vesting of outstanding equity awards in accordance with the terms of the applicable award agreements, (v) full vesting of nonqualified deferred compensation, (vi) continued health benefit coverage for up to 18 months and (vii) outplacement services.

In the event that any payments or benefits to Mr. Sahney in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Sahney on an after-tax basis. In addition, Mr. Sahney will be subject to non-competition and non-solicitation covenants for 18 months following termination. Mr. Sahney also will be reimbursed for reasonable legal expenses incurred in preparing and negotiating the employment agreement, up to a maximum amount of $20,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/Alexander M. Kayne
Name: Alexander M. Kayne
Title: Senior Vice President, General Counsel and Secretary

Dated: July 31, 2013